Exhibit 99.1

Cleco Corporation
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318.484.7400
www.cleco.com
NEWS RELEASE
Investor Contacts:	Analyst Inquiries:	Media Contact:
Cleco Corporation:	Dresner Companies:	Cleco Corporation:
Ryan Gunter	Kristine Walczak	Michael Burns
(318) 484-7724	(312) 780-7205	(318) 484-7663
Rodney J. Hamilton
(318) 484-7593

For Immediate Release

Cleco Corp. Posts 2007 First-Quarter Net Income of $8.2 Million

PINEVILLE, La., May 2, 2007 - Cleco Corp. (NYSE: CNL) today reported 2007 first-quarter net income applicable to common stock of $8.2 million, down $3.5 million from the $11.7 million recorded in the first quarter of 2006.

On an earnings per share (EPS) basis, Cleco recorded earnings of $0.14 per diluted share, down $0.09 per share from the $0.23 per share recorded in first quarter 2006.

Net income for the first quarter of 2006 benefited from two items relating to the reversal of storm expenses and customer refund accruals, thus first quarter 2007 results were lower by comparison. In addition, first-quarter 2007 earnings per share were diluted $0.03 per share by the August issuance of 6.9 million shares of common stock, the $157.5 million net proceeds of which are being used to fund a portion of Rodemacher Unit 3 construction costs.

“Construction at our Rodemacher 3 project continues to go well. On the Midstream side of the business, we are pleased to have reached a settlement agreement with Calpine that should capture the value we built through the Acadia tolling agreements,” Cleco President and CEO Michael Madison said.

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Cleco Corporation

Consolidated Diluted Earnings Per Share Allocated to Subsidiaries
	Diluted EPS
	Three Months Ended Mar. 31
Subsidiary	2007	2006
Cleco Power LLC	$0.21	$0.28
Cleco Midstream Resources LLC	(0.08)	(0.07)
Corporate and Other[1]	$0.01	$0.02
Earnings applicable to common stock	$0.14	$0.23

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1Includes dividends on preferred stock

Results for First-Quarter 2007:

Major Reconciling Items for First-Quarter EPS 2007 vs. 2006:

$0.23	2006 First-Quarter Diluted EPS

0.06	Higher Cleco Power nonfuel revenue
0.04	Gains on energy hedging, net
(0.14)	Higher Cleco Power nonfuel expenses
(0.03)	Effect of increased number of outstanding shares
(0.01)	Lower Cleco Midstream contribution
(0.01)	Lower corporate results

$0.14	2007 First-Quarter Diluted EPS

Cleco Power LLC

Cleco Power’s 2007 first-quarter earnings were $0.07 per share lower than in the first quarter of 2006.

Overall, nonfuel revenue increased $0.06 per share in the quarter-to-quarter comparison with 2006.

•
The collection of a storm cost recovery surcharge contributed $0.08 per share to first quarter 2007 results. Collection of the surcharge began in May 2006 after the Louisiana Public Service Commission (LPSC) approved an interim storm cost recovery plan.

•
Higher kilowatt-hour sales resulted in a $0.05 per share increase. First quarter 2007 kilowatt-hour sales were up 7 percent from the same period a year ago largely due to cooler weather affecting residential and commercial customers as compared to first quarter 2006. Heating degree-days for the quarter were 26 percent above 2006 first quarter levels despite being 11 percent below normal.

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Cleco Corporation

(Million kWh)	For the three months ended Mar. 31
	2007	2006	Change
Electric Sales
Residential	842	750	12%
Commercial	543	407	33%
Industrial	710	692	3%
Other retail	33	131	(75)%
Total retail	2,128	1,980	7%
Sales for resale	102	117	(13)%
Unbilled	(70)	(82)	15%
Total retail and wholesale customer sales	2,160	2,015	7%

•
Earnings in the first quarter of 2006 benefited from the reversal of rate refund accruals for years 2002 to 2006 following the completion of the LPSC review of associated reports, so by comparison, first quarter 2007 results were lower by $0.06 per share. Transmission revenue decreased $0.01 per share.

Results of energy hedging, net were up $0.04 per share compared to the first quarter of 2006.

•
The $0.04 per share increase was the result of 2007 mark-to-market gains on energy hedging positions tied to a fixed-price wholesale contract as compared to mark-to-market losses in the same period of 2006.

Nonfuel expenses were up $0.14 per share compared to the same quarter of 2006.

•
In the first quarter of 2006, previously expensed storm costs were transferred to a regulatory asset following the issuance of the LPSC interim storm recovery plan, so by comparison first quarter 2007 expenses were higher by $0.10 per share.

•	Benefits and salaries expenses were $0.04 per share higher, while a $0.03 per share expense increase was due to higher transmission expense, production maintenance expense, and professional fees.

•
Storm amortization costs increased expenses by $0.05 per share due to the May 2006 LPSC interim storm cost recovery plan approval. Depreciation of routine property, plant and equipment additions increased expenses by $0.01 per share.

•
Interest expense, net, increased $0.03 per share primarily due to interest expense on tax exempt solid waste disposal bonds issued in November 2006, lower interest income from temporary investments, and accrual of interest on tax positions, partially offset by lower interest expense due to the retirement of medium-term notes.

•	Capacity payments were $0.01 per share lower compared to the same period a year ago primarily as a result of lower-cost short-term power purchase agreements.

•	AFUDC (allowance for funds used during construction), primarily associated with the Rodemacher project, contributed $0.08 per share more to results.

•	Income taxes were down $0.03 per share primarily related to the flow-through of AFUDC equity income.

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Cleco Corporation

Other:

•	The issuance of 6.9 million shares of common stock in August 2006 resulted in a $0.03 per share dilution.

Cleco Midstream Resources LLC

Cleco Midstream’s earnings were down $0.01 per share in the first quarter of 2007 compared to the first quarter of 2006 primarily due to a $0.02 per share lower contribution from Acadia, partially offset by a $0.01 per share increase from operations at Evangeline. The lower results at Acadia were largely due to the absence of the first quarter 2006 drawdown of $2.8 million against a $15.0 million letter of credit issued by Calpine. Evangeline’s results improved primarily due to lower turbine maintenance expenses.

Other

Corporate earnings decreased $0.01 per share in the quarter-to-quarter comparison primarily due to higher taxes and an increase in corporate reserves.

Strategic Update

“I am pleased to once again announce that construction of our Rodemacher 3 plant remains on schedule with about $310 million in capital expenditures since inception,” Madison said.

“Continuing our focus on the future, we have recently completed the analysis of our short-term RFP, or Requests for Proposals, for up to 350 MW, and we have begun negotiations with the top bidding counterparties. We also expect to issue a draft of a long-term RFP for up to approximately 650 MW in the second quarter of this year, with our target of selecting winning bids by the third quarter of 2008,” Madison said.

Storm Cost Recovery

Madison continued, “Our work with LPSC staff consultants in preparing a financing order enabling securitization continues to go well. We anticipate securitization of storm costs and the $50 million storm reserve during the latter part of the third quarter 2007.”

Acadia Settlement:

On April 23, a settlement agreement with Calpine over the Acadia project and associated tolling agreements was filed in bankruptcy court. Under the settlement agreement, Cleco will receive an unsecured claim of $85 million dollars against Calpine in settlement of all claims relating to Calpine Energy Services, L.P.’s default under the Acadia tolling agreements.

“In addition,” Madison said, “the value of Cleco’s right to priority distributions from the project also has been set at $85 million. Cleco has offered to pay $60 million plus assumed liabilities for Calpine’s interest in the Acadia project, and Cleco has agreed, in connection with the bankruptcy court auction of Calpine’s interest in the Acadia project, to amend the partnership agreement to eliminate Cleco’s priority distribution rights in exchange for the payment of $85 million. Together, Cleco’s priority distribution rights and Calpine’s interest in the Acadia project are valued at $145 million. Our offer now becomes the “Stalking Horse” bid in an auction process which is scheduled to begin this month for Calpine’s interest in Acadia.”

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Cleco Corporation

If Cleco’s bid wins, Cleco will pay Calpine $60 million for Calpine’s interest in Acadia. In the event that Cleco is outbid, the winning bidder will be required to pay Cleco $85 million, which represents the net present value of priority distributions from the project. In either case, Cleco will receive an $85 million claim for the settlement of the damage claims related to Calpine’s default under the tolling agreements and assume the operations and management of the plant.

All documents, including the purchase/sale agreement, claim settlements, and operations and management agreements, are subject to approval by the bankrupcy court. A bankruptcy court hearing on the motions to approve the bidding procedures relating to the auction and claim settlement agreement is scheduled for May 9.

Cleco management will discuss the company’s first-quarter 2007 results during a conference call scheduled for 11 a.m. EDT (10 a.m. CDT) Thursday, May 3, 2007. The call will be broadcast live on the Internet, and replays will be available for 12 months. Investors may access the webcast through the company’s Web site at www.cleco.com by selecting “For Investors” and then “Cleco Corporation First-Quarter 2007 Earnings Conference Call.

Cleco Corp. is a regional energy company headquartered in Pineville, LA.  It operates a regulated electric utility company that serves 268,000 customers across Louisiana.  Cleco also operates a wholesale energy business with approximately 1,350 megawatts of generating capacity.  For more information about Cleco, visit www.cleco.com.

Financial tables follow:
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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Thousands, except share and per share amounts) (UNAUDITED)
For the three months ended March 31,	2007	2006

Operating revenue
Electric operations	$213,020	$210,989
Other operations	9,269	6,596
Affiliate revenue	1,461	1,451
Gross operating revenue	223,750	219,036
Electric customer credits	--	4,382
Operating revenue, net	223,750	223,418
Operating expenses
Fuel used for electric generation	55,496	48,363
Power purchased for utility customers	84,147	99,832
Other operations	26,315	18,088
Maintenance	10,241	5,933
Depreciation	20,098	15,645
Taxes other than income taxes	9,799	9,584
Total operating expenses	206,096	197,445
Operating income	17,654	25,973
Interest income	2,567	2,492
Allowance for other funds used during construction	5,131	669
Equity (loss) income from investees	(1,399)	373
Other income	89	108
Other expense	(1,266)	(328)
Interest charges
Interest charges, including amortization of debt expenses, premium and discount, net of capitalized interest	13,657	11,176
Allowance for borrowed funds used during construction	(1,670)	(227)
Total interest charges	11,987	10,949
Income from continuing operations before income taxes	10,789	18,338
Federal and state income tax expense	2,143	6,113
Income from continuing operations	8,646	12,225
Discontinued operations
Loss from discontinued operations, net of tax	--	(87)
Net income	8,646	12,138
Preferred dividends requirements, net of tax	423	459
Net income applicable to common stock	$8,223	$11,679

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued) (Thousands, except share and per share amounts) (UNAUDITED)
For the three months ended March 31,	2007	2006

Average shares of common stock outstanding
Basic	57,854,737	49,851,812
Diluted	58,198,391	52,120,948

Basic earnings per share
From continuing operations	$0.14	$0.23
Net income applicable to common stock	$0.14	$0.23

Diluted earnings per share
From continuing operations	$0.14	$0.23
Net income applicable to common stock	$0.14	$0.23

Cash dividends paid per share of common stock	$0.225	$0.225

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Cleco Corporation

CLECO CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Thousands) (UNAUDITED)
	At March 31, 2007	At Dec. 31, 2006
Assets
Current Assets
Cash and cash equivalents	$98,608	$192,471
Accounts receivable, net	82,403	79,048
Other current assets	207,319	265,789
Total Current Assets	388,330	537,308
Property, plant and equipment, net	1,388,071	1,304,887
Equity investment in investees	315,033	307,136
Prepayments, deferred charges and other	314,755	311,773
Total Assets	$2,406,189	$2,461,104

Liabilities
Current Liabilities
Long-term debt due within one year	$40,000	$50,000
Accounts payable	149,062	151,653
Other current liabilities	133,445	183,047
Total Current Liabilities	322,507	384,700
Deferred credits and other liabilities	570,572	560,842
Long-term debt, net	619,270	619,341
Total Liabilities	1,512,349	1,564,883
Shareholders’ Equity
Preferred stock	1,029	20,092
Common shareholders’ equity	902,151	885,439
Other comprehensive income	(9,340)	(9,310)
Total Shareholders’ Equity	893,840	896,221
Total Liabilities and Shareholders’ Equity	$2,406,189	$2,461,104

Please note: In addition to historical financial information, this news release contains forward-looking statements about future results and circumstances, including, without limitation, regarding the Rodemacher Unit 3 project and the settlement of claims relating to Calpine’s bankruptcy. There are many risks and uncertainties with respect to such forward-looking statements, including the weather and other natural phenomena, state and federal legislative and regulatory initiatives, the timing and extent of changes in commodity prices and interest rates, the operating performance of Cleco Power’s and Cleco Midstream’s facilities, the financial condition of the company’s tolling agreement counterparties, the performance of the tolling agreements by such counterparties, the resolution of claims arising from the Calpine bankruptcy, construction and operational startup of the new unit at Rodemacher Power Station, and other risks and uncertainties more fully described in the company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Actual results may differ materially from those indicated in such forward-looking statements.

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